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                                                                     Exhibit 2.3

               AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

      This is AMENDMENT NO. 1 dated as of January 26, 2000 (the "Amendment") to the AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of November 4, 1999 by and among Eastern Enterprises, a Massachusetts voluntary association (the "Company"), KeySpan Corporation, a New York corporation ("Parent"), and ACJ Acquisition LLC, a Massachusetts limited liability company which is directly and indirectly wholly owned by the Parent ("Merger Sub").

1. The parties entered into the Agreement to provide for a business combination (the "Merger") pursuant to which the Merger Sub would merge with and into the Company, with the Company as the survivor of the Merger. The purpose of this Amendment is to set forth certain agreements by and among the Company, Parent and Merger Sub to amend the Agreement. Accordingly, the Company, Parent and Merger Sub agree as set forth below in this Agreement. Capitalized terms used in this Amendment that are not defined herein shall have the respective meanings ascribed to them in the Agreement. Capitalized terms used in this Amendment that are not defined in the Agreement shall be deemed included in the Agreement with the respective meanings ascribed to them in this Amendment.

2. Section 4.13 of the Agreement is hereby amended to read in its entirety as follows:

            Section 4.13 VOTE REQUIRED. The approval of the Merger AND THE AMENDMENT TO THE COMPANY DECLARATION OF TRUST TO PERMIT A MASSACHUSETTS LIMITED LIABILITY COMPANY OR ANY OTHER COMPANY TO MERGE INTO OR CONSOLIDATE WITH THE COMPANY by a majority of the votes entitled to be cast by all holders of Company Common Stock (the "Company Shareholders' Approval") are the only votes of the holders of any class or series of the capital stock of the Company or any of its subsidiaries required to approve this Agreement, the Merger and the other transactions contemplated hereby.

      IN WITNESS WHEREOF, Eastern Enterprises, KeySpan Corporation and ACJ Acquisition LLC have caused this Amendment to be signed as a sealed instrument by their duly authorized representative officers, all as of the date first written above.


                                    EASTERN ENTERPRISES

                                    By:     /s/ J. Atwood Ives
                                        -----------------------------------
                                        Title:  Chief Executive Officer


                                    KEYSPAN CORPORATION

                                    By:     /s/ Gerald Luterman
                                        -----------------------------------
                                        Title:  Senior Vice President


                                    ACJ ACQUISITION LLC

                                    By:     /s/ Steven Zelkowitz
                                        -----------------------------------
                                        Title:  Manager